Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas McFall, Jeremy Fletcher, Jeffrey Groves and Wayne Price, and each of them acting individually, with full power to act without the others, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any or all amendments to this registration statement (including post-effective amendments, or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462 under the Securities Act of 1933 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Greg D. Johnson	Co-President and Chief Executive Officer (Principal Executive Officer)	March 1, 2019
Greg D. Johnson

/s/ Jay D. Burchfield	Director	March 1, 2019
Jay D. Burchfield

/s/ Thomas T. Hendrickson	Director	March 1, 2019
Thomas T. Hendrickson

/s/ Greg Henslee	Director	March 1, 2019
Greg Henslee

/s/ John R. Murphy	Director	March 1, 2019
John R. Murphy

/s/ David E. O’Reilly	Director	March 1, 2019
David E. O’Reilly

/s/ Larry P. O’Reilly	Director	March 1, 2019
Larry P. O’Reilly

/s/ Rosalie O’Reilly Wooten	Director	March 1, 2019
Rosalie O’Reilly Wooten

/s/ Dana M. Perlman	Director	March 1, 2019
Dana M. Perlman

/s/ Ronald Rashkow	Director	March 1, 2019
Ronald Rashkow